Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tucows Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-74010 and 333-106961) on Form S-8 of Tucows Inc. of our report dated February 7, 2005, with respect to the consolidated balance sheets of Tucows Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of Tucows Inc.

/s/ KPMG LLP

Toronto, Canada
March 24, 2005